Agree Realty Appoints Alan Maximiuk as Chief Financial Officer

FARMINGTON HILLS, Mich., Nov. 8, 2010 /PRNewswire-FirstCall/ -- Agree Realty Corporation (NYSE: ADC) is pleased to announce the appointment of Mr. Alan Maximiuk as Chief Financial Officer.  In addition, Mr. Maximiuk will also serve as Secretary of the Company.  Mr. Maximiuk has served as the Company's Vice President since July 2010.

"We are pleased to name Al as our Chief Financial Officer and Secretary," said Joey Agree, President and Chief Operating Officer of Agree Realty Corporation.  "He has over 20 years of experience in the retail real estate industry and is an excellent addition to our senior management team. His regulatory, treasury and finance expertise will be a strategic asset to the Company."

Mr. Maximiuk holds a Bachelor of Business Administration degree from Western Michigan University.  He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants as well as the Michigan Association of Certified Public Accountants. Mr. Maximiuk was previously employed at Ramco-Gershenson Properties Trust where he most recently held the position of Vice President Financial Services.

Mr. Maximiuk will replace Kenneth R. Howe who has served as Agree Realty's Chief Financial Officer and Secretary since the Company's initial public offering in April 1994.  Mr. Howe is retiring from Agree Realty; however he will remain with the Company on a limited basis.

"We cannot express enough gratitude to Ken for his numerous contributions to the Company during his long tenure. We wish Ken the very best in his retirement, but we are extremely pleased that he has chosen to remain with us on a part-time basis," said Joey Agree.

Agree Realty is engaged in the ownership, management and development of properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers.  Agree Realty owns and operates a portfolio of 75 properties, located in 15 states and containing 3.5 million square feet of leasable space.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2009.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com

CONTACT: Joey Agree, President and Chief Operating Officer, +1-248-737-4190